Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-XXXXX) and related Prospectus of WMS Industries Inc. for the registration of up to 2,042,092 shares of its common stock and to the incorporation by reference therein of our report dated August 27, 2009 with respect to the consolidated financial statements and schedule of WMS Industries Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2009 filed with the Securities and Exchange Commission.

Chicago, Illinois

December 15, 2009